Exhibit 99.1

KIRBY CORPORATION	Contact:	Sterling Adlakha
713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
 2015 FOURTH QUARTER AND FULL YEAR RESULTS

•	2015 fourth quarter earnings per share of $0.94 compared with $1.19 in the 2014 fourth quarter

•	2015 full year earnings per share were $4.11 compared with $4.93 for 2014

•	2016 first quarter earnings per share guidance range of $0.75 to $0.85 compared with $1.09 earned in the 2015 first quarter

•	2016 full year earnings per share guidance range of $3.00 to $3.50 compared with $4.11 for 2015

•	641,000 shares repurchased in the 2015 fourth quarter for $39 million, an average price of $60.76 per share

Houston, Texas (January 27, 2016) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2015 of $50.7 million, or $0.94 per share, compared with $68.1 million, or $1.19 per share, for the 2014 fourth quarter. Consolidated revenues for the 2015 fourth quarter were $484.1 million compared with $668.3 million for the 2014 fourth quarter.  Kirby reported net earnings attributable to Kirby for full year 2015 of $226.7 million, or $4.11 per share, compared with $282.0 million, or $4.93 per share, for 2014.  Consolidated revenues for 2015 were $2.15 billion compared with $2.57 billion for 2014.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “During the fourth quarter, the price volatility and generally lower prices of commodities impacted demand in both our marine transportation and diesel engine businesses.  Our inland marine transportation tank barge utilization dipped into the high-80% range for short periods during the quarter.  We continued to face a competitive inland marine environment which led to both lower spot pricing and lower pricing on term contracts that renewed.  In our coastal marine transportation market pricing held up well, although we continued to see a decline in the percentage of equipment under term contract.”

Mr. Grzebinski continued, “In our diesel engine businesses, our land-based business continued to experience a challenging low oil price environment, where there were few inbound orders for new pressure pumping equipment or for remanufacturing services.  Our marine diesel engine business was impacted by a decline in service demand from the offshore oil service support vessel market, while business in other regions of the country remained steady.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2015 fourth quarter were $399.8 million compared with $429.4 million for the 2014 fourth quarter. Operating income for the 2015 fourth quarter was $87.9 million compared with $104.2 million for the 2014 fourth quarter.  The decline in fourth quarter revenue in 2015, as compared with 2014, was mainly driven by a 41% decline in the average price of marine diesel fuel which is passed through to our customers and, to a lesser extent, an increase in inland marine delay days, lower pricing and an increase in available spot market days for certain offshore marine equipment.

Kirby’s inland marine transportation business had tank barge utilization in the high-80% to low-90% range in the 2015 fourth quarter.  Demand for inland barge transportation of petrochemicals, refined petroleum products and black, excluding crude oil, was stable.  The demand for barges moving crude oil and condensate during the quarter was lower both sequentially and year-over-year.  Operating conditions were challenging during the quarter due to flooding and strong currents at certain locations on the Gulf Intracoastal Waterway, as well as the closure of two major locks throughout the first half of November and high water on the Mississippi River System in December.  These conditions contributed to a 15% year-over-year increase in delay days.

Demand for the coastal marine transportation of refined petroleum products, black oil, and petrochemicals was stable, although demand for equipment for crude oil transportation declined sequentially and year-over-year.  Kirby’s coastal fleet utilization was in the high-80% to low-90% range, a decline from the 2015 third quarter largely due to the seasonally normal cessation of most operations in Alaska. In late November, Kirby’s newest articulated tank barge and tugboat unit (“ATB”) entered service on the West Coast under a multi-year contract.

The marine transportation segment’s 2015 fourth quarter operating margin was 22.0% compared with 24.3% for the fourth quarter of 2014 as a result of higher labor costs, including pension, lower inland marine transportation rates and higher depreciation expense in the coastal business, as well as the impact of fuel price escalators on inland marine affreightment contracts.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2015 fourth quarter were $84.3 million compared with $238.9 million for the 2014 fourth quarter.  An operating loss of $0.5 million was reported for the fourth quarter of 2015, compared with operating income of $12.9 million for the 2014 fourth quarter.

The lower revenue and operating loss as compared to the fourth quarter of 2014 were primarily due to the lack of pressure pumping unit manufacturing and remanufacturing and a decline in demand for parts and services in the depressed land-based oilfield service market.  The lower revenue and earnings were also due to the previously announced sale of UE Compression LLC, which closed in early November.

Demand in the marine diesel engine services market during the 2015 fourth quarter continued to be impacted by weakness in the Gulf of Mexico oilfield service market.  Partially offsetting this decline was steady demand in other parts of our marine diesel engine service markets, as well as in the power generation market, which benefitted from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was (0.6)% for the 2015 fourth quarter compared with 5.4% for the 2014 fourth quarter.

Treasury Stock Purchases
During the 2015 fourth quarter, Kirby purchased 641,000 shares of its common stock at an average price of $60.76 per share.  As of January 26, 2016, Kirby had approximately 1.4 million shares available under the existing repurchase authorization.

Cash Generation
Kirby continued to generate strong cash flow during 2015 with EBITDA of $571.4 million compared with $642.6 million for 2014.  Operating cash flow was used in part to fund capital expenditures of $343.3 million during 2015, including $70.9 million for new inland tank barge and towboat construction, $107.5 million for progress payments on the construction of four new coastal ATBs, $8.5 million for progress payments on the construction of two 4900 horsepower coastal tugboats, $1.6 million for progress payments on the construction of a new coastal petrochemical barge and $154.8 million primarily for upgrades to existing inland and coastal fleets.  Additionally, Kirby spent $41.3 million to acquire six pressure barges in the first quarter and a total of $241.1 million on share repurchases during 2015.  Total debt as of December 31, 2015 was $778.8 million versus $716.7 million on December 31, 2014, and Kirby’s debt-to-capitalization ratio was 25.5%.

Outlook
Commenting on the 2016 first quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance range for the 2016 first quarter is $0.75 to $0.85 per share and our full year 2016 guidance is $3.00 to $3.50 per share.  Our guidance range reflects our limited visibility given today’s environment of weakening global growth and volatile commodity prices.  In our inland marine transportation market, our first quarter and full year 2016 guidance reflects the full year effect of contracts that repriced in 2015 and a range of potential outcomes which include continued modest pressure on spot and term contract rates and utilization in the high-80% to low-90% range.  Additionally, during the first quarter we expect the high water conditions we have experienced in January that led to closures of parts of the Illinois, Ohio and Mississippi Rivers to have a modest negative financial impact.”

Mr. Grzebinski continued, “In our coastal marine transportation market, we expect to benefit from having our first new 185,000 barrel ATB in service for the full year, as well as a partial year benefit for the second 185,000 barrel ATB.  Given market uncertainty, it is possible that the percentage of revenue from term contract business could continue to decline and result in lower utilization and added non-billable costs.  Our guidance range reflects different possibilities for both utilization and pricing, ranging from slightly lower utilization with modest pricing pressure to steady utilization with modest pricing increases.”

Mr. Grzebinski further added, “For our diesel engine services segment, in our guidance for 2016, we anticipate the market will remain challenging in the land-based diesel engine market, with little or no improvement. We expect that parts sales during the year will likely be reduced from 2015 levels and offset the benefit from cost cutting efforts, resulting in small quarterly operating losses through the first half of the year.  In the marine diesel market, we expect relatively stable demand, consistent with 2015, but also continued market softness in the Gulf of Mexico offshore oil services market.”

Kirby expects 2016 capital spending to be in the $220 to $240 million range, which includes approximately $1 million to complete the construction of three inland tank barges and one inland towboat to be delivered in 2016.  The capital spending guidance range also includes approximately $95 million in progress payments on new coastal equipment, including one 185,000 barrel coastal ATB, two 155,000 barrel coastal ATBs, two 4900 horsepower coastal tugboats and a new coastal petrochemical tank barge.  The balance of $124 to $144 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Mr. Grzebinski concluded, “We finished 2015 with 25.5% debt-to-total capital after a period in which we spent approximately $343 million in capital expenditures, $41 million in acquisitions and $241 million in share repurchases.  While we enter 2016 with an uncertain outlook and a number of market challenges, we believe we will have an increase in free cash flow over 2015.  The increase in free cash flow, our leading position in the tank barge industry, and our balance sheet strength put us in position to take advantage of opportunities that are often available in difficult market environments.”

Conference Call
A conference call is scheduled at 7:30 a.m. central time tomorrow, Thursday, January 28, 2016, to discuss the 2015 fourth quarter and full year performance as well as the outlook for the 2016 first quarter and full year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 5223652.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 28, 2016, through 5:00 p.m. central time on Thursday, February 4, 2016, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10078563.  A live audio webcast of the conference call will be available to the public and a replay will be available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2014 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Financial Highlights in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2015	2014	2015	2014
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$399,789	$429,424	$1,663,090	$1,770,684
Diesel engine services	84,349	238,873	484,442	795,634
	484,138	668,297	2,147,532	2,566,318
Costs and expenses:
Costs of sales and operating expenses	300,725	451,016	1,362,366	1,694,882
Selling, general and administrative	44,269	55,422	193,237	210,416
Taxes, other than on income	5,294	3,772	20,699	16,677
Depreciation and amortization	49,890	44,436	192,240	169,312
Gain on disposition of assets	(426)	(156)	(1,672)	(781)
	399,752	554,490	1,766,870	2,090,506
Operating income	84,386	113,807	380,662	475,812
Other income (expense).	9	125	(212)	39
Interest expense	(4,280)	(5,149)	(18,738)	(21,461)
Earnings before taxes on income	80,115	108,783	361,712	454,390
Provision for taxes on income	(29,043)	(40,310)	(133,742)	(169,782)
Net earnings	51,072	68,473	227,970	284,608
Less: Net earnings attributable to noncontrolling interests	(384)	(422)	(1,286)	(2,602)

Net earnings attributable to Kirby	$50,688	$68,051	$226,684	$282,006

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.94	$1.19	$4.12	$4.95
Diluted	$0.94	$1.19	$4.11	$4.93
Common stock outstanding (in thousands):
Basic	53,684	56,723	54,729	56,674
Diluted	53,746	56,892	54,826	56,867

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2015	2014	2015	2014
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$50,688	$68,051	$226,684	$282,006
Interest expense	4,280	5,149	18,738	21,461
Provision for taxes on income	29,043	40,310	133,742	169,782
Depreciation and amortization	49,890	44,436	192,240	169,312
	$133,901	$157,946	$571,404	$642,561

Capital expenditures	$78,067	$121,046	$343,269	$355,144
Acquisitions of marine equipment	$-	$25,300	$41,250	$31,800

			December 31,
			2015	2014
			(unaudited, $ in thousands)
Long-term debt, including current portion			$778,834	$716,700
Total equity			$2,279,196	$2,264,913
Debt to capitalization ratio			25.5%	24.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Marine transportation revenues	$399,789	$429,424	$1,663,090	$1,770,684

Costs and expenses:
Costs of sales and operating expenses	234,747	253,426	981,525	1,053,390
Selling, general and administrative	26,536	28,306	112,193	119,087
Taxes, other than on income	4,939	2,970	18,732	14,324
Depreciation and amortization	45,655	40,518	175,798	154,019
	311,877	325,220	1,288,248	1,340,820

Operating income	$87,912	$104,204	$374,842	$429,864

Operating margins	22.0%	24.3%	22.5%	24.3%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Diesel engine services revenues	$84,349	$238,873	$484,442	$795,634

Costs and expenses:
Costs of sales and operating expenses	65,978	197,590	380,841	641,492
Selling, general and administrative	15,240	24,585	70,267	80,309
Taxes, other than income	344	792	1,915	2,307
Depreciation and amortization	3,251	2,979	12,498	11,463
	84,813	225,946	465,521	735,571

Operating income	$(464)	$12,927	$18,921	$60,063

Operating margins	(0.6)%	5.4%	3.9%	7.5%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2015	2014	2015	2014
	(unaudited, $ in thousands)

General corporate expenses	$3,488	$3,480	$14,773	$14,896

Gain on disposition of assets	$426	$156	$1,672	$781

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2015	2014	2015	2014
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,044	3,326	12,502	13,088
Revenue/Ton Mile (cents/tm) (3)	8.6	8.5	8.7	8.8
Towboats operated (average) (4)	243	247	248	251
Delay Days (5)	2,039	1,770	7,924	7,804
Average cost per gallon of fuel consumed	$1.68	$2.83	$1.92	$3.06
Barges (active):
Inland tank barges			898	884
Coastal tank barges			70	69
Offshore dry-cargo barges			6	6
Barrel capacities (in millions):
Inland tank barges			17.9	17.8
Coastal tank barges			6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2015 inland marine transportation revenues of $260,311,000 divided by 3,044,000,000 inland marine transportation ton miles = 8.6 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.